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Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
(In thousands, except per-share data)



							THREE MONTHS ENDED
							    NOVEMBER 30
							 1993          1992


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)                     49,562        49,547

  Net Income                                           $19,172       $18,586

  Primary Earnings per Share                             $ .39         $ .38


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                                         49,562        49,547

  Additional Shares Assuming Exercise of
    Options:
      Options exercised                                    746           282
      Treasury stock purchased with proceeds              (689)         (237)


  Average Common Shares Outstanding
     (as adjusted)                                      49,619        49,592

  Net Income                                           $19,172       $18,586

  Fully Diluted Earnings per Share                       $ .39         $ .37